EXHIBIT 10.2
BEACON ROOFING SUPPLY, INC.
2024 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
(Settlement at Retirement)

Grant Information:

Name:
Grant Date:
Amount (# Granted):

Vesting Schedule:

Vest Date[1]	Vest Quantity

1 In the event the Grantee’s term as a Director ends prior to the Vesting Date as the result of not standing for re-election at an annual meeting of stockholders, the Vesting Date shall be deemed to be the date of such annual meeting.

A Restricted Stock Unit (RSU) Award (the “Award”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the non-employee Director named above (the “Grantee”), relating to the common stock, par value $.01 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Beacon Roofing Supply, Inc. 2024 Stock Plan (“Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:
1.Acceptance by Grantee
The receipt of the Award is conditioned upon its acceptance by the Grantee no later than 30 days from the date the Agreement was delivered, provided however, if the Grantee shall fail to accept this Award by the due date, the Grantee’s Award shall be deemed accepted by the Grantee unless the Grantee has notified the Company in writing prior to the due date that he or she declines to accept the Award.
2.Grant of RSUs
The Company hereby grants to the Grantee the Award of RSUs, as set forth above. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive a distribution of a share of Common Stock for each RSU as described in Section 6 of this Agreement.
3.RSU Account
The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee and any dividend equivalents paid to the Grantee as described in Section 4.
4.Dividend Equivalents

Upon the payment of any dividends on Common Stock occurring during the period preceding the date the RSUs are settled in Common Stock and distributed to the Grantee as described in Section 6, the Company shall credit the Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the RSUs in the Grantee’s RSU Account on that date. Such amounts shall be paid to the Grantee in cash at the time and to the extent the RSUs are distributed to the Grantee. Any dividend equivalents relating to RSUs that are forfeited shall also be forfeited.
5.Vesting
(a)Except as described in (b) and (c) below, the Grantee shall become vested in this Award as set forth above if the Grantee remains in continuous service on the Board until such date.
(b)If the Grantee’s service on the Board terminates prior to the Vesting Date due to death or disability, the Award shall become fully vested on such date. For this purpose “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(c)The Award shall be forfeited to the Company upon the Grantee’s termination of service on the Board for any reason other than the Grantee’s death or disability (as described above) that occurs prior to the Vesting Date.
6.Settlement of RSUs
No later than 10 business days following the date of the Grantee’s termination of service on the Board, the Company shall distribute to the Grantee or the Grantee’s personal representative, beneficiary or estate, as applicable, (a) a number of shares of Common Stock equal to the number of vested RSUs subject to the Award and held in the Grantee’s RSU Account, and (b) a cash payment equal to the dividend equivalents credited to the Grantee’s RSU Account attributable to such vested RSUs.
7.Change in Control
Notwithstanding the foregoing provisions of the Agreement, upon a Change in Control of the Company, (a) the Grantee shall become vested in any then unvested Award and (b) the Company shall immediately distribute to the RSU Account to the Grantee as described in Section 6; provided, however, that if the Change in Control does not constitute a “change in control” as described in Treas. Reg. §1.409A-3(i)(5), then distribution of the RSU Account shall be deferred until the date of the Grantee’s termination of service on the Board.

8.Rights as Stockholder

The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.

9.Award Not Transferable

The Award may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.
10.Share Delivery
Delivery of shares pursuant to Section 6 will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent; provided that the Company shall, upon written request from the Grantee (or the Grantee’s estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or the Grantee’s estate or personal representative) representing such shares.
11.Administration
The Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.
12.Governing Law
This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.
By accepting this agreement, the Grantee agrees to be bound by the terms hereof.

BEACON ROOFING SUPPLY, INC.